CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-192858 on Form N-1A of our report dated November 21, 2024, relating to the financial statements and financial highlights of First Foundation Fixed Income Fund and First Foundation Total Return Fund, (collectively the “Funds”), appearing in the Annual Report on Form N-CSR of the First Foundation Funds as of and for the year ended September 30, 2024, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, both of which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

January 28, 2025